CONSENT OF INDEPENDENT PUBLIC AUDITORS

To Intrepid Technology & Resources, Inc. and Subsidiaries

As independent public accountants, we hereby consent to the inclusion of our reports on the financial statements of Intrepid Technology & Resources, Inc., dated August 11, 2004 (except for Note 13 dated October 12, 2004), included in this report on SB-2, as filed with the Securities and Exchange Commission.

/s/ Eide Bailly LLP

Eide Bailly LLP (f.k.a. Balukoff, Lindstrom & Co. P.A.—joined Eide Bailly LLP November 1, 2004)
Boise, Idaho
June 1, 2006

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